Exhibit 23.1

12 Greenway Plaza, Suite 1202
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Phone 713-561-6500
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Web www.uhy-us.com

CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Allis-Chalmers Energy Inc. of our report dated March 21, 2006 relating to the consolidated financial statements of Allis-Chalmers Energy Inc. as of December 31, 2005 and 2004, and for the years then ended, incorporated by reference from the Registration Statement on Form S-1 (File No. 333-133874). We also consent to the reference to our firm under the caption “Experts” incorporated by reference in this Registration Statement.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
August 9, 2006

An Independent Member of Urbach Hacker Young International Limited